Prospectus Supplement No. 1 to Prospectus dated January 16, 2002

                                                                  Filed pursuant
                                                               to Rule 424(b)(3)
                                                              File No. 333-69082


                           INTERNATIONAL PAPER COMPANY

                                 $2,105,000,000
                         Principal Amount at Maturity of
               Zero Coupon Convertible Senior Debentures due 2021
                                       and
                  Common Stock Issuable Upon Conversion Thereof

     This prospectus supplement relates to the resale by the holders listed below of Zero Coupon Convertible Senior Debentures due 2021 of International Paper Company and the shares of our common stock issuable upon the conversion of the debentures.

     You should read this prospectus supplement together with the prospectus dated January 16, 2002, which is to be delivered with this prospectus supplement.

     The table below sets forth additional and updated information concerning beneficial ownership of the debentures, and supplements and, to the extent inconsistent with, amends the table appearing under the caption "Selling Securityholders" beginning on page 35 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding that selling securityholder supercedes the information set forth in the prospectus. In addition, the information set forth below regarding all other holders of debentures or future transferees, pledgees, donees, assignees or successors of any holders supercedes the information regarding such other holders appearing on page 37 of the prospectus. We have prepared this table based on information given to us by the selling securityholders listed below prior to the date hereof.




                                                                                                     Number
                                                        Principal Amount                           of Shares
                                                         at Maturity of                            of Common        Percentage
                                                           Debentures           Percentage           Stock          of Common
                                                       Beneficially Owned      of Debentures      That May be         Stock
Name of Selling Securityholder                          That May be Sold        Outstanding         Sold(1)        Outstanding(2)
------------------------------                        ---------------------   ---------------    -------------     --------------
Absolute Return Fund Ltd.                             $      5,192,000              *              49,381.63             *
Banc of America Securities L.L.C.                            4,500,000              *              42,799.95             *
Credit Suisse First Boston Corp.                             2,500,000              *              23,777.75             *
Credit Suisse First Boston London Branch                    72,776,000            3.46%           692,179.81             *
Goldman, Sachs & Co. Profit Sharing Master
  Trust                                                      3,700,000              *              35,191.07             *
Lehman Brothers Inc.                                        12,000,000              *             114,133.20             *
Lexington (IMA) Limited                                      5,334,000              *              50,732.21             *
Moussewizard LLC                                             1,800,000              *              17,119.98             *
OZ Convertible Master Fund Ltd.                              6,994,000              *              66,520.63             *
OZ Mac 13 Ltd.                                               3,900,000              *              37,093.29             *
Serena Limited                                               1,123,000              *              10,680.97             *
All other holders of debentures or future
   transferees, pledgees, donees, assignees
   or
   successors of any of those holders(3)(4).........  $    218,611,000           10.39%         2,079,230.58           0.43%
---------------------------------------------------------------------------------------------------------------------------------
Total..............................................   $  2,105,000,000          100.00%        20,020,865.00           4.15%

-------------------
* Less than one percent (1%)

(1) Assumes conversion of all of the holder's debentures at a conversion rate of 9.5111 shares of common stock per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment, however, as described under "Description of Debentures--Conversion Rights--Adjustments to Conversion Rate" beginning on page 22 of the prospectus. As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 481,958,088 shares of common stock outstanding as of September 30, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

(3) Information concerning other selling holders of debentures or underlying common stock will be set forth in prospectus supplements from time to time, if required.

(4) Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

                             -----------------------


     You should carefully consider the matters discussed under the caption "Risk Factors" starting on page 11 of the Prospectus.


                             -----------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             -----------------------


     The date of this Prospectus Supplement is February 8, 2002.






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